Exhibit 99.1

UNION PACIFIC POSTS RECORD RESULTS

First Quarter 2006 Earnings Per Share More Than Doubled

FOR IMMEDIATE RELEASE:

OMAHA, Neb., April 20, 2006

•	First quarter 2006 earnings more than doubled to $1.15 per diluted share.

•	Commodity revenue was an all-time quarterly record of $3.5 billion, up 18 percent.

•	Operating income grew 93 percent to $605 million.

•	First quarter 2006 operating ratio improved 6.4 points to 83.7 percent.

Union Pacific Corporation (NYSE: UNP) today reported earnings of $1.15 per diluted share, or net income of $311 million. This compares to $0.48 per diluted share, or net income of $128 million in the first quarter of 2005, which included the estimated $34 million net income impact of the January West Coast storm. This was the best first quarter earnings ever posted by the company.

“This quarter was positive for us in many ways,” said Jim Young, president and chief executive officer. “We experienced record growth in our business, moved these volumes more efficiently and improved our bottom-line results. Most importantly, we provided better service to our customers.”

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First Quarter Summary

Union Pacific Corporation reported record operating revenue of $3.7 billion in the first quarter of 2006 compared to last year’s $3.2 billion. Operating income in the first quarter of 2006 was $605 million compared to $313 million for the same period in 2005 – a 93 percent improvement.

•	First quarter 2006 commodity revenue was an all-time record of $3.5 billion, up 18 percent, compared to $3.0 billion in 2005. Drivers of the increase were a 4 percent increase in volumes as well as increased fuel surcharge revenue and yields.

•	First quarter 2006 average revenue per car was at an all-time best $1,481, versus $1,306 in the first quarter of 2005.

•	The operating ratio improved to 83.7 percent in the first quarter of 2006 from 90.1 percent in the first quarter 2005.

•	The Railroad’s 2006 average quarterly fuel price of $1.87 per gallon compares to $1.45 per gallon paid a year ago.

2006 First Quarter Commodity Revenue Summary versus 2005

•	Agricultural up 26 percent

•	Automotive, Industrial Products and Intermodal each up 23 percent

•	Chemicals up 14 percent

•	Energy up 5 percent

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Looking Forward

“Looking ahead we continue to see solid demand, which should support future volume and yield growth,” Young said. “Our challenge will be to continue to handle that growth more efficiently.

“Although we made progress in the quarter with our operating initiatives, we have a long way to go before we are satisfied with our service, velocity and returns. We will work hard over the weeks and months ahead to make further improvement.”

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country and serves the fastest-growing U.S. population centers. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad offers competitive long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways. Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico, making it North America’s premier rail franchise.

Supplemental financial information is attached.

Additional information regarding Union Pacific is available on our Web site: www.up.com. Our contact for investors is Jennifer Hamann at (402) 544-4227. Our media contact is Kathryn Blackwell (402) 544-3753.

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This press release and related materials may contain statements about the Corporation’s future that are not statements of historical fact. These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, information or statements regarding: expectations as to continued or increasing demand for rail transportation in excess of supply; expectations regarding operational improvements, including the effectiveness of network management initiatives that have been or will be implemented to improve system velocity, customer service and shareholder returns; expectations as to increased returns, cost savings, revenue growth and earnings; expectations regarding fuel price; the time by which certain objectives will be achieved, including expected improvements in velocity and implementation of network management initiatives; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; and statements concerning projections, predictions, expectations, estimates or forecasts as to the Corporation’s and its subsidiaries’ business, financial and operational results, and future economic performance; and statements of management’s beliefs, expectations, goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information, including expectations as to operational, service and network fluidity improvements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Important factors that could affect the Corporation’s and its subsidiaries’ future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to: whether the Corporation and its subsidiaries are fully successful in implementing their financial and operational initiatives, including those plans and management initiatives to improve system velocity and network performance or otherwise improve operations; the impact of ongoing track maintenance and restoration work being performed in the Southern Powder River Basin of Wyoming; the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illnesses arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes; legislative and regulatory developments, including possible enactment of initiatives to re-regulate the rail industry; the impact of a rail accident involving the release of hazardous materials; natural events such as severe weather, fire, floods, hurricanes and earthquakes; changes in fuel prices; changes in labor costs, labor stoppages, and the availability of qualified personnel required for our operations; industry competition, conditions, performance and consolidation; legislative, regulatory and legal developments involving taxation, including enactment of new federal or state income tax rates, revisions of controlling authority and the outcome of tax claims and litigation; changes in securities and capital markets; the effects of adverse general economic conditions, both within the United States and globally; any adverse economic or operational repercussions from terrorist activities and any governmental response thereto; and war or risk of war. More information regarding risk factors is available in the Corporation’s Annual Report on Form 10-K for 2005, which was filed with the SEC on February 24, 2006. The Corporation updates information regarding risk factors if circumstances require such updates in its periodic reports on Form 10-Q (or such other reports that may be filed with the SEC).

Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements. References to our website are provided for convenience and, therefore, information on the website is not, and should not be construed to be, incorporated by reference herein.

UNION PACIFIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	2006	2005	Pct Chg
Operating Revenues	$3,710	$3,152	18
Operating Expenses
Salaries, Wages, and Employee Benefits	1,129	1,099	3
Fuel and Utilities	692	539	28
Equipment and Other Rents	367	353	4
Depreciation	303	289	5
Materials and Supplies	164	135	21
Purchased Services and Other	450	424	6

Total Operating Expenses	3,105	2,839	9

Operating Income	605	313	93
Other Income - Net	10	20	(50)
Interest Expense	(120)	(132)	(9)

Income Before Income Taxes	495	201	F
Income Tax Expense	(184)	(73)	U

Net Income	$311	$128	F

Basic Earnings Per Share	$1.16	$0.49	F
Diluted Earnings Per Share	$1.15	$0.48	F

April 20, 2006	(1)

UNION PACIFIC RAILROAD

REVENUE DETAIL

For the Three Months Ended March 31

(Unaudited)

	2006	2005	Pct Chg
Commodity Revenue (000):
Agricultural	$562,589	$447,902	26
Automotive	361,328	293,105	23
Chemicals	501,501	440,664	14
Energy	699,467	667,783	5
Industrial Products	774,670	630,209	23
Intermodal	643,621	524,269	23

Total	$3,543,176	$3,003,932	18

Revenue Carloads:
Agricultural	233,958	215,755	8
Automotive	209,890	192,317	9
Chemicals	217,726	227,500	(4)
Energy	550,165	573,987	(4)
Industrial Products	366,314	358,434	2
Intermodal	814,578	732,211	11

Total	2,392,631	2,300,204	4

Average Revenue per Car:
Agricultural	$2,405	$2,076	16
Automotive	1,722	1,524	13
Chemicals	2,303	1,937	19
Energy	1,271	1,163	9
Industrial Products	2,115	1,758	20
Intermodal	790	716	10

Total	$1,481	$1,306	13

April 20, 2006	(2)

UNION PACIFIC CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of March 31, 2006 and December 31, 2005

(Dollars in Millions)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets:
Cash and Cash Equivalents	$258	$773
Other Current Assets	1,602	1,552
Investments	830	806
Properties - Net	32,234	31,975
Other Assets	620	514

Total	$35,544	$35,620

Liabilities and Shareholders’ Equity:
Current Portion of Long Term Debt	$393	$656
Other Current Liabilities	2,597	2,728
Long Term Debt	6,712	6,760
Deferred Income Taxes	9,511	9,482
Other Long Term Liabilities	2,266	2,287
Common Shareholders’ Equity	14,065	13,707

Total	$35,544	$35,620

April 20, 2006	(3)

UNION PACIFIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31

(Dollars in Millions)

(Unaudited)

	2006	2005
Operating Activities:
Net Income	$311	$128
Depreciation	303	289
Deferred Income Taxes	43	36
Other - Net	(250)	(2)

Cash Provided by Operating Activities	407	451

Investing Activities:
Capital Investments	(549)	(476)
Other - Net	(87)	(144)

Cash Used in Investing Activities	(636)	(620)

Financing Activities:
Dividends Paid	(80)	(78)
Debt Repaid	(309)	(54)
Other - Net	103	56

Cash Used in Financing Activities	(286)	(76)

Net Change in Cash and Cash Equivalents	$(515)	$(245)

April 20, 2006	(4)

APPENDIX

UNION PACIFIC CORPORATION

OPERATING AND FINANCIAL STATISTICS

For the Three Months Ended March 31

(Unaudited)

	2006	2005	Pct Chg
Operating Statistics:
Revenue Carloads (Thousands)	2,393	2,300	4
Revenue Ton-Miles (Billions)	139.3	137.5	1
Gross Ton-Miles (GTMs) (Billions)	263.1	258.4	2
Operating Margin	16.3%	9.9%	6.4	pt
Operating Ratio	83.7%	90.1%	(6.4	) pt
Average Employees	50,262	49,294	2
GTMs (Millions) per Average Employee	5.23	5.24	—
Average Fuel Price Per Gallon	$1.87	$1.45	29
Fuel Consumed in Gallons (Millions)	345	344	—
Fuel Consumption Rate (Gal per 000 GTM)	1.31	1.33	(2)
AAR Reported Performance Measures:
Average Train Speed (Miles per Hour)	21.3	21.1	1
Average Terminal Dwell Time (Hours)	29.0	29.5	(2)
Average Rail Car Inventory (a)	327,571	N/A	N/A
Financial:
Weighted Average Shares - Basic (Millions)	268.3	261.4	3
Weighted Average Shares - Diluted (Millions)	271.0	264.3	3
Effective Income Tax Rate	37.2%	36.3%	0.9	pt
Debt to Capital (b)	33.6%	35.1%	(1.5	) pt
Lease Adjusted Debt to Capital (c)	41.9%	43.6%	(1.7	) pt
Free Cash Flow (Millions) (d)	$(309)	$(247)	(25)

(a)	On October 1, 2005, the rail car inventory measurement was standardized for all reporting railroads. Rail car inventory for prior periods was not recalculated.

(b)	Debt to capital is computed as follows: total debt divided by total debt plus equity. 2005 percentages are as of December 31, 2005.

(c)	Lease adjusted debt to capital is computed as follows: total debt plus net present value of operating leases divided by total debt plus equity plus net present value of operating leases. 2005 percentages are as of December 31, 2005.

(d)	Free cash flow is a non-GAAP measure; however, we believe that it is important in evaluating our financial performance and measures our ability to generate cash without incurring additional external financings. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow:

	Year-to-Date
	2006	2005
Cash Provided by Operating Activities	$407	$451
Cash Used in Investing Activities	(636)	(620)
Dividends Paid	(80)	(78)

Free Cash Flow	$(309)	$(247)

April 20, 2006	(A-1)